Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

SEI Institutional Investments Trust:

We consent to the use of our report dated July 30, 2014, with respect to the financial statements of the Long Duration Corporate Bond Fund, one of the funds comprising the SEI Institutional Investments Trust as of and for the year ended May 31, 2014, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 1, 2015